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                                                                     EXHIBIT 21


                           MARKWEST HYDROCARBON, INC.
                              LIST OF SUBSIDIARIES

          NAME OF SUBSIDIARY                    TYPE OF ENTITY                     RELATIONSHIP
          ------------------                    --------------                     ------------
1) MarkWest Michigan, Inc.             Colorado Corporation                  Wholly-owned subsidiary

2) West Shore Processing Company, LLC  Michigan Limited Liability Company    Wholly-owned subsidiary

3) Basin Pipeline, LLC                 Michigan Limited Liability Company    Wholly-owned subsidiary

4) MarkWest Resources, Inc.             Colorado Corporation                 Wholly-owned subsidiary

5) 155 Inverness, Inc.                 Colorado Corporation                  Wholly-owned subsidiary